                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                  APPLIX, INC.,

                            APPLIX ACQUISITION CORP.

                                       AND

                               SINPER CORPORATION

                                      DATED

                                OCTOBER 17, 1996


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                                TABLE OF CONTENTS
                                -----------------

                                                           Page
                                                           ----

ARTICLE I -- THE MERGER

     1.1  The Merger...................................      1
     1.2  The Closing..................................      1
     1.3  Actions at the Closing.......................      2
     1.4  Additional Action............................      2
     1.5  Conversion of Shares.........................      2
     1.6  Dissenting Shares............................      3
     1.7  Escrow.......................................      4
     1.8  Fractional Shares............................      5
     1.9  Articles of Incorporation and By-laws........      6
     1.10 No Further Rights............................      6
     1.11 Tax-Free Reorganization......................      6

ARTICLE II -- REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY

     2.1  Organization.................................      6
     2.2  Capitalization...............................      7
     2.3  Authorization ...............................      7
     2.4  Noncontravention.............................      8
     2.5  Financial Statements and Information.........      8
     2.6  Intellectual Property........................      9
     2.7  Trademarks...................................     10
     2.8  Accounts Receivables.........................     10
     2.9  Real Property................................     10
     2.10 Personal Property............................     10
     2.11 Accounts Payable.............................     10
     2.12 Contracts....................................     11
     2.13 Permits......................................     12
     2.14 Books and Records............................     12
     2.15 Tax Matters..................................     12
     2.16 Product Warranties...........................     12
     2.17 Insurance; Product Liability.................     13
     2.18 Legal Compliance.............................     13
     2.19 Litigation...................................     13
     2.20 Confidential Information.....................     13
     2.21 Customers and Suppliers......................     13
     2.22 Employees....................................     14
     2.23 Business Relationships with Affiliates.......     14
     2.24 Brokers' Fees................................     14
     2.25 Disclosure...................................     14


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ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE BUYER

     3.1  Organization.................................     15
     3.2  Capitalization...............................     15
     3.3  Authorization................................     15
     3.4  Noncontravention.............................     15
     3.5  Buyer Reports and Financial Statements.......     16
     3.6  Buyer Investigation..........................     17
     3.7  Disclosure...................................     17

ARTICLE IV -- COVENANTS

     4.1  Commercially Reasonable Efforts..............     17
     4.2  Notices and Consents.........................     17
     4.3  Stockholder Approval.........................     18
     4.4  Operation of Business........................     18
     4.5  Full Access..................................     19
     4.6  Notice of Breaches...........................     20
     4.7  Exclusivity..................................     20
     4.8  Listing of Merger Shares.....................     21
     4.9  Company Transaction Expenses ................     21
     4.10 Applix Stock Options.........................     21
     4.11 Broker Fee...................................     21
     4.12 Employee Settlement..........................     21

ARTICLE V -- CONDITIONS TO CONSUMMATION OF MERGER

     5.1  Conditions to Each Party's Obligations.......     22
     5.2  Conditions to Obligations of the Buyer and
          the Transitory Subsidiary....................     22
     5.3  Conditions to Obligations of the Company.....     24

ARTICLE VI -- INDEMNIFICATION

     6.1  Indemnification by the Company Shareholders..     25
     6.2  Indemnification by the Buyer ................     25
     6.3  Method of Asserting Claims...................     26
     6.4  Survival.....................................     27
     6.5  Limitations..................................     27

ARTICLE VII -- REGISTRATION RIGHTS

     7.1  Registration of Shares.......................     29
     7.2  Registration Procedures......................     30
     7.3  Requirements of Rightsholders................     31
     7.4  Indemnification..............................     32
     7.5  Assignment of Rights.........................     32


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 ARTICLE VIII -- TERMINATION

     8.1  Termination of Agreement.....................     32
     8.2  Effect of Termination........................     33

ARTICLE IX -- DEFINITIONS

          Definitions..................................     33

ARTICLE X -- MISCELLANEOUS

    10.1  Press Releases and Announcements.............     34
    10.2  No Third Party Beneficiaries.................     35
    10.3  Entire Agreement.............................     35
    10.4  Succession and Assignment....................     35
    10.5  Counterparts.................................     35
    10.6  Headings.....................................     35
    10.7  Notices......................................     35
    10.8  Governing Law................................     36
    10.9  Amendments and Waivers.......................     36


Disclosure Schedule

Schedule 4.10 - Stock Options

Schedule 5.2 - Employees

Exhibit A   - Escrow Agreement

Exhibit B   - Stock Option Agreement

Exhibit C   - Investment Representation Letter

Exhibit D   - Employment Agreement

Exhibit E   - Form of opinion of Hannoch Weisman, P.C.

Exhibit F   - Form of opinion of Hale and Dorr


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                          AGREEMENT AND PLAN OF MERGER

     This Agreement is entered into as of October 17, 1996 among Applix, Inc., a Massachusetts corporation (the "Buyer"), Applix Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Sinper Corporation, a Florida corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Company into the Transitory Subsidiary, in which the stockholders of the Company will receive cash and common stock of the Buyer in exchange for their capital stock of the Company.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Transitory Subsidiary (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Company shall cease and the Transitory Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the articles of merger prepared and executed in accordance with Section 1105 of the Florida Business Corporation Act (the "Articles of Merger"), which shall include a summary plan of merger containing the information required by Section 607.1101(2) of the Florida Business Corporate Act (the "Plan of Merger"), with the Secretary of State of the State of Florida. The Merger shall have the effects set forth in Section 1106 of the Florida Business Corporation Act.

     1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr in Boston, Massachusetts, at 10:00 a.m. local time on October 31, 1996, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to

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consummate the transactions contemplated hereby (the "Closing Date").

     1.3 ACTIONS AT THE CLOSING. At the Closing, (a) the Company shall deliver to the Buyer the various certificates, instruments and documents referred to in
Section 5.2, (b) the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file the Articles of Merger with the Florida Secretary of State, (d) each of the stockholders of record of the Company immediately prior to the Effective Time (the "Company Stockholders"), other than holders of Dissenting Shares (as defined below), shall deliver to the Buyer the certificate(s) representing his or her shares of capital stock of the Company, (e) the Buyer shall deliver certificates for the Initial Shares (as defined below) and checks representing the Initial Payment (as defined below) to such Company Stockholders in accordance with Section 1.5 and (f) the Buyer, Manuel Perez (the "Indemnification Representative") and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement substantially in the form attached hereto as EXHIBIT A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) and a check for the Escrow Payment (as defined below) being placed in escrow as deferred purchase price on the Closing Date pursuant to Section 1.7, which shall be paid to the Company Stockholders in accordance with the terms of the Escrow Agreement.

     1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company or the Transitory Subsidiary it deems necessary or advisable in order to more fully consummate the transactions contemplated by this Agreement.

     1.5  Conversion of Shares.
          --------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

               (i) Each share of common stock, $.001 par value per share, of the Company ("Common Shares") and each share of Class A Convertible Preferred Stock, $.01 par value per share, of the Company ("Preferred Shares; the Common Shares and the Preferred Shares are collectively referred to herein as the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive:


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                    (A) Such number of shares of common stock, $.0025 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the result obtained by dividing (1) $5,000,000 by (2) $32.80 (the "Applix Stock Value"), and then dividing such quotient (i.e., 152,439 shares) by the number of outstanding Company Shares immediately prior to the Effective Time (excluding Company Shares held in the Company's treasury). The number of shares of Buyer Common Stock issuable under this Section 1.5(a)(i)(A) (the "Merger Shares") shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, extraordinary cash dividend, merger, reorganization, recapitalization or similar event affecting the Buyer Common Stock between the date of this Agreement and the Closing Date.

                    (B) Such amount of cash as is equal to the result obtained by dividing (1) $4,885,000 by (2) the number of outstanding Company Shares immediately prior to the Effective Time (excluding Company Shares held in the Company's treasury). The cash payment to be made pursuant to this Section 1.5(a)(i)(B) is referred to herein as the "Merger Payment".

               (ii) Each Company Share held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

               (iii) Each share of common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock of the Surviving Corporation.

          (b) Ten percent (10%) of the Merger Shares issuable pursuant to
Section 1.5(a) (the "Escrow Shares") and $650,000 of the Merger Payment payable pursuant to Section 1.5(a) (the "Escrow Payment") shall be deposited in escrow as deferred purchase price (subject to the terms of the Escrow Agreement) pursuant to Section 1.7 and shall be held and disposed of in accordance with the terms of the Escrow Agreement; and the Company Stockholders shall be entitled to receive at the Closing (i) the remaining Merger Shares issuable pursuant to
Section 1.5(a) (the "Initial Shares") and (ii) the remaining Merger Payment payable pursuant to Section 1.5(a) (the "Initial Payment").

     1.6 Dissenting Shares.
         -----------------

          (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the approval of this Agreement and the Plan of Merger and who has duly

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notified the Company of his intent to demand payment for such shares in accordance with Section 1320 of the Florida Business Corporation Act. Dissenting Shares shall not be converted into or represent the right to receive the Merger Shares and the Merger Payment, unless such Company Stockholder shall have forfeited his or her dissenters' rights under the Florida Business Corporation Act (by failing to properly pursue them) or withdrawn his or her election to dissent. If such Company Stockholder has so forfeited or withdrawn his or her dissenters' rights, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares and the Merger Payment issuable in respect of such Company Shares pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such stockholder a certificate representing such percentage of the Merger Shares and such percentage of the Merger Payment to which Company Stockholders are entitled pursuant to Section 1.5(a) (which shall be considered Initial Shares and part of the Initial Payment, respectively, for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining Merger Shares and a check representing the remaining Merger Payment to which such holder is entitled pursuant to Section 1.5(a) (which shall be considered Escrow Shares and part of the Escrow Payment, respectively, for all purposes of this Agreement).

          (b) The Company shall give the Buyer (i) prompt notice of any written notices or other communications relating to the exercise (or withdrawal) of dissenters' rights, and any other instruments that relate to such rights received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters' rights under the Florida Business Corporation Act. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any dissenters' rights or offer to settle or settle any such demands or claims.

     1.7  Escrow.
          ------

          (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate and a check (each issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares and the Escrow Payment, respectively, for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement. The Escrow Shares and the Escrow Payment shall be held as deferred purchase price (subject to the terms of the Escrow Agreement) by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares and the Escrow Payment shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other

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

judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. It is the intent of the Buyer and the Company Stockholders that each of their respective interests in the Escrow Shares and Escrow Payment be merely a contingent right to receipt of the Escrow Shares and Escrow Payment, and that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of the Buyer or any Company Stockholder shall increase their respective interests in the Escrow Shares and Escrow Payment or affect, modify, convert or otherwise change the contingent nature of their respective right to receive the Escrow Shares and Escrow Payment in accordance with the terms of this Agreement and the Escrow Agreement. Accordingly, each of the Buyer and the Company Stockholders shall, in the Escrow Agreement, grant the other a security interest in the Escrow Shares and Escrow Payment in accordance with the terms of the Escrow Agreement.

          (b) The approval of this Agreement and the Plan of Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the indemnity provisions of Article VI, the placement of the Escrow Shares and the Escrow Payment in escrow, the appointment of the Indemnification Representative, and the taking by the Indemnification Representative of any and all actions and the making of any and all decisions required or permitted to be taken or made by him under the Escrow Agreement; and the Disclosure Statement (as defined below) shall so inform the Company Stockholders.

     1.8 FRACTIONAL SHARES. No certificates or script representing fractional Initial Shares shall be issued to the Company Stockholders upon the surrender for exchange of certificate(s) that represented Company Shares immediately prior to the Effective Time ("Certificates") and no Company Stockholder shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such Company Stockholder. In lieu of any fractional Initial Shares that would otherwise be issued, each Company Stockholder shall, upon proper surrender of his or her Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which he or she would be entitled, rounded up or down to the nearest whole number.

     1.9 Articles of Incorporation and By-laws.
         -------------------------------------

          (a) The Articles of Incorporation of the Surviving Corporation shall be the same as the Articles of Incorporation of

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the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

          (b) The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.10 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided in this Agreement or by the Florida Business Corporation Law.

     1.11 TAX-FREE REORGANIZATION. The Buyer, the Company and the Company Stockholders shall use all commercially reasonably efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Company represents that it operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d), and that there has not been any sale or spin-off of material assets of the Company within two years prior to the date of this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

     2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the Florida Business Corporation Act, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company does

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not have any subsidiaries or own any equity interest in any other corporation or entity.

     2.2 CAPITALIZATION. The authorized capital stock of the Company consists of
(a) 20,000,000 Common Shares, of which 11,013,752 shares are issued and outstanding as of the date of this Agreement, and (b) 5,000,000 shares of preferred stock, $.01 par value per share, of which 1,700,000 Preferred Shares are issued and outstanding as of the date of this Agreement. Section 2.2 of the Disclosure Schedule sets forth a list of all stockholders of the Company, indicating the number and class of Company Shares held by each stockholder. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and issued without violation of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any capital stock of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2.3 Authorization.
         -------------

          (a) The execution and delivery by the Company of this Agreement and, subject to the approval of this Agreement and the Plan of Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Plan of Merger (the "Requisite Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b) The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of directors (i) adopted this Agreement in accordance with the provisions of the Florida Business Corporation Law, and (ii) directed that this Agreement and the Plan of Merger be submitted to the Company


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Stockholders for their approval and resolved to recommend that Company
Stockholders vote in favor of the approval of this Agreement and the Plan of Merger.

     2.4 NONCONTRAVENTION. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not: (i) violate the provisions of any law, rule or regulation applicable to the Company; (ii) violate the provisions of the Articles of Incorporation or By-laws of the Company; (iii) violate any judgment, decree, order or award of any court, governmental authority or arbitrator applicable to the Company; or (iv) conflict with or result in the breach or termination of, or require any consent or waiver under, or cause the creation of any lien, charge or encumbrance (collectively, a "Security Interest") upon the Company's assets pursuant to, any agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound.

     2.5 Financial Statements and Information.
         ------------------------------------

          (a) The Company has previously delivered to the Buyer its audited financial statements as of and for the fiscal years ended April 30, 1995 and 1996 and its unaudited financial statements as of and for the quarter ended July 31, 1996. Such financial statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with past practice (except that the unaudited interim financial statements do not contain footnotes and are subject to normal, recurring year-end adjustments), and (ii) fairly present, as of the dates and for the periods indicated, the financial condition and the results of operations of the Company.

          (b) The Company has no liability, other than (i) the liabilities shown on the Company's balance sheet as of July 31, 1996 (the "Balance Sheet"), (ii) liabilities, similar in nature to those shown on the Balance Sheet, which have arisen after July 31, 1996 in the ordinary course of business consistent with past practice (including with respect to amount), (iii) contractual liabilities which are not required to be reflected on a balance sheet under GAAP and (iv) liabilities for the expenses described in Section 4.9.

          (c) Since July 31, 1996, there has been no material adverse change in the Company or its business, and there has occurred no event or development which may reasonably be foreseen to have in the future a material adverse effect on the Company or its business. Since July 31, 1996, the Company has not taken any of the actions set forth in Section 4.4.

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

          (d) The operating results of the Company to date for the quarter ending October 31, 1996 are consistent with, and not significantly adverse to, the Company's projected operating results for such quarter, as previously provided in writing to the Buyer.

     2.6 Intellectual Property.
         ---------------------

          (a) The Company owns or has the right to use all Intellectual Property (as defined below) incorporated in its products or necessary for the operation of its businesses as presently conducted (the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the best of the Company's knowledge, no other person or entity has any rights to any of the Company Intellectual Property (except pursuant to agreements or licenses specified in Section 2.6(c) or 2.6(d) of the Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to the Buyer correct and complete copies of all written documentation evidencing ownership of, and any claims or disputes relating to, each item of Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents, patent applications and patent disclosures,
(ii) copyrights and registrations and applications for registration thereof,
(iii) mask works and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets, confidential business information, know-how, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vi) other proprietary rights relating to any of the foregoing.

          (b) None of the activities or business presently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (c) Section 2.6(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has granted any


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

rights to any third party with respect to any of its Intellectual Property.

          (d) Section 2.6(d) of the Disclosure Schedule identifies each material item of Intellectual Property used in the operation of the business of the Company or incorporated into any Company product that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it.

          (e) The Company has not disclosed or provided to any party, except pursuant to the agreements listed in Section 2.6(e) of the Disclosure Schedule, the source code for any of the software incorporated in its products (the "Software") or other confidential or proprietary information constituting, embodied in or pertaining to the Software, and has taken reasonable measures to prevent such disclosure.

          (f) All of the Software has been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in the Software to the Company. No portion of the Software was jointly developed with any third party.

     2.7 TRADEMARKS. The Company has used the trademarks listed in Section 2.7 of the Disclosure Schedule since the dates set forth in such Section. The Company has not licensed or granted any right to use any such trademark to any other person or entity. The Company does not use any other trademarks or trade names other than those listed in Section 2.7 of the Disclosure Schedule.

     2.8 ACCOUNTS RECEIVABLES. All of the accounts receivable of the Company were created in the ordinary course of the Company's business, and are collectible in the face value thereof within 90 days of the date of invoice (net of the applicable reserve for doubtful accounts, which reserve was calculated in accordance with generally acceptable accounting principles).

     2.9 REAL PROPERTY. The Company does not own any real property.

     2.10 PERSONAL PROPERTY. All of the personal property of the Company (including fixtures, computers, machinery and equipment) material to the conduct of its business is in good operating condition and repair, normal wear and tear excepted. None of such property is subject to any Security Interest. All such property is located at the Company's facility at 513 Warrenville Road, Warren, New Jersey 07059.




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     2.11 ACCOUNTS PAYABLE.  All of the accounts payable of the
Company were incurred in the ordinary course of the Company's business, and the Company received fair value for the incurrence of each.

     2.12 Contracts.
          ---------

          (a) Section 2.12 of the Disclosure Schedule lists each contract, agreement or commitment (written or oral) to which the Company is a party that is material to the Company or its business (other than those listed in Section
2.6 of the Disclosure Schedule), including without limitation (i) any contract, agreement or commitment providing for the payment or receipt by the Company of an amount in excess of $25,000; (ii) any contract, agreement or commitment concerning confidentiality or non-competition; (iii) any contract, agreement or commitment with any stockholder or employee of the Company; (iv) any contract, agreement or commitment with any distributors or resellers of the Company's products; (v) any lease or sublease of real estate; (vi) any contract, agreement or commitment for the borrowing of money or pursuant to which the Company is indebted to another party or has guaranteed the indebtedness of another party; and (vii) any contract, agreement or commitment pursuant to which any other party has any right or option (including a right of first refusal) to purchase or acquire rights to any capital stock or substantial assets (including source code for the Software) of the Company (collectively, together with the agreements and licenses listed in Section 2.6 of the Disclosure Schedule, the "Contracts").

          (b) The Buyer has been provided with, and has reviewed, copies of an Authorized International Distributor Agreement dated as of October 1, 1995, as amended, between the Company and Management Information Systems, M.I.S. GmbH ("MIS") and an Authorized International Distributor Agreement dated as of November 1, 1995 with AM&T Solutions Ltd. ("AM&T"). The Buyer and the Company have mutually concluded, based on their review of such Agreements and information provided by the Company to the Buyer relating to the performance of MIS and AM&T under such Agreements, that there is adequate reason to believe that because of failures of those entities to perform under those agreements, neither MIS nor AM&T presently has exclusive rights to distribute any products of the Company in any territory.

          (c) The Company has previously delivered to the Buyer a complete and accurate copy of each Contract. Each Contract is valid, binding, enforceable in all material respects and in full force and effect; each Contract will continue to be valid, binding, enforceable in all material respects and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and no breach or default exists under any of the Contracts and none will arise as a result of the Merger.

     2.13 PERMITS. The Company possesses all licenses, permits, certificates, registrations and authorizations from any governmental or regulatory authority or agency that are required for the Company to conduct its business, each of which is listed in Section 2.13 of the Disclosure Schedule.

     2.14 BOOKS AND RECORDS. The books, records and files of the Company (including without limitation the corporate record book and the accounting records) are accurate and complete in all material respects.

     2.15 TAX MATTERS. The Company has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. The Company has paid all Taxes which have become due and withheld and remitted any Taxes required to be withheld by it. The unpaid Taxes of the Company for tax periods through July 31, 1996 do not exceed the accruals and reserves for Taxes set forth on the Balance Sheet. The Company has no liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority. No unsatisfied deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of the Company, threatened. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. "Taxes" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchises) imposed by the United States of America or any state, local or foreign government, or any agency thereof.

     2.16 PRODUCT WARRANTIES. No product sold or licensed by the Company is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard warranty terms which are set forth in Section 2.16 of the Disclosure Schedule.

     2.17 Insurance; Product Liability.
          ----------------------------

          (a) Section 2.17 of the Disclosure Schedule sets forth a summary of the insurance maintained by the Company. Except as otherwise indicated in
Section 2.17 of the Disclosure Schedule, each such insurance policy is in full force and effect.

          (b) No product liability or similar claim has ever been asserted against the Company.

     2.18 LEGAL COMPLIANCE. The Company, and the conduct and operations of the Company's business, are in compliance with all applicable laws (including rules and regulations thereunder) of all federal, state, local and foreign governments or governmental authorities (including without limitation any relating to public health and safety, environmental protection or hazardous waste), except for any violation or default which will not result in a material adverse effect on the Company or its business. The Company has not received any notice from any federal, state or local governmental or regulatory authority indicating that it is or may be in violation of any law, and the Company has no liability in connection with any environmental remediation or cleanup.

     2.19 LITIGATION. The Company is not a party to, nor threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority.

     2.20 CONFIDENTIAL INFORMATION. Section 2.20 of the Disclosure Schedule lists each instance (if any) in which the Company has disclosed, other than disclosures to customers or prospective customers in the ordinary course of business, any information of a proprietary or confidential nature relating to its business, products or technology to any person or entity, the nature of the information disclosed and the confidentiality agreement pursuant to which such information was disclosed.

     2.21 CUSTOMERS AND SUPPLIERS. The Company has good relations with its customers and suppliers. No significant customer has indicated to the Company that it will not license any products from the Company in the future or that it wishes to return any products previously licensed from the Company. No supplier or licensor of any significant product or technology used by the Company has indicated that it will not supply or license products or technology to the Company in the future.

     2.22 Employees.
          ---------

          (a) Section 2.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all employees of the Company, including their title or position and salary or wage rate. No employees of the Company are represented by any labor union or subject to any collective bargaining agreement, and the Company's employee relations are good. Each employee of the Company has entered into the Company's standard confidentiality agreement, a copy of which has been delivered by the Company to the Buyer.

          (b) Section 2.22(b) of the Disclosure Schedule contains a list of all employee benefit plans or policies (including without limitation bonus programs, insurance plans, policies relating to vacations, sick days and leaves of absence, and pension or retirement plans) of the Company in effect since January 1, 1995; and a complete and accurate copy of each such plan or policy has been delivered by the Company to the Buyer. The Company has complied in all material respects with the terms of each such plan or policy and with the provisions of all laws and regulations applicable to such plan or policy. The Company has no material liability or obligation under any such plan or policy, except as reflected on the Balance Sheet or incurred in the ordinary course of business since July 31, 1996. None of such plans or policies are subject to the Employee Retirement Income Security Act of 1974, as amended. Neither the terms of any such plan or policy, nor any plan description or other written communication distributed generally to employees, prohibit the Company from amending or terminating any such plan or policy.

     2.23 BUSINESS RELATIONSHIPS WITH AFFILIATES. No officer, director or stockholder of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.

     2.24 BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger, other than the payment to Ambassador Capital Corporation (the "Broker"), as described more fully in Section 2.23 of the Disclosure Schedule.

     2.25 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Company as follows:

     3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority to own its properties and to carry on its business as now being conducted. The Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the Florida Business Corporation Act. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists of
(a) 30,000,000 shares of Common Stock, $.0025 par value per share, of which 9,640,416 shares were issued and outstanding as of August 31, 1996, and (b) 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued or outstanding. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of common stock, $.01 par value per share, all of which are owned by the Buyer.

     3.3 AUTHORIZATION. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. This Agreement has been validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer or the Transitory Subsidiary; (b) violate the provisions of the charter or By-laws of the Buyer or the Transitory Subsidiary; (c) violate any judgment, decree, order or award of any court, governmental authority or arbitrator applicable to the Buyer or the Transitory Subsidiary; or (d) conflict with or result in the breach or termination of, or require any consent or waiver under, or cause the creation of any Security Interest upon the Buyer's or the Transitory Subsidiary's assets pursuant to, any agreement or instrument to which the Buyer or the Transitory Subsidiary is a party or by which the Buyer or the Transitory Subsidiary or any of their assets is bound.

     3.5  Buyer Reports and Financial Statements.
          --------------------------------------

          (a) The Buyer has previously furnished to the Company (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, including any amendments thereto (collectively, the "Buyer Reports"), as filed with the Securities and Exchange Commission (the "SEC"), and (ii) its Articles of Organization and By-laws, as amended to date. The Buyer Reports comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. As of their dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC and (ii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein. The Buyer Reports constitute all reports required to be filed by the Buyer pursuant to
Section 13 of the Exchange Act from December 31, 1995 through the date of this Agreement.

          (b) Since June 30, 1996, there has been no material adverse change in the Buyer or its business, and there has occurred no event or development which may reasonably be foreseen to have in the future a material adverse effect on the Buyer or its business.

     3.6. BUYER INVESTIGATION. The Buyer has conducted its own "due diligence" investigation of the assets, liabilities and prospects of the Company and its business, has made its own determination as to the value of the capital stock of the Company being acquired by the Buyer pursuant to the terms of this Agreement, and is not relying on any statement, representation or warranty made by the Company or any of its officers, directors, shareholders, agents or employees other than those set forth in this Agreement or in instruments to be delivered to the Buyer pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, no representation, warranty or covenant is made by the Company regarding the future performance of the Company or its employees.

     3.7  Disclosure.
          ----------

          (a) No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

          (b) Except as may have been previously disclosed by the Buyer to the Company, the Buyer does not have actual knowledge of a breach of the representations and warranties of the Company set forth in Article II of this Agreement.

                                   ARTICLE IV

                                    COVENANTS

     4.1 COMMERCIALLY REASONABLE EFFORTS. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2 NOTICES AND CONSENTS. The Company shall use commercially reasonable efforts to obtain, at its expense, all such consents, approvals, authorizations and waivers from third parties and governmental authorities, and to effect all such registrations, filings and notices with or to third parties and governmental authorities (including without limitation those listed in Section
2.4 of the Disclosure Schedule), as may be necessary or desirable in connection with the consummation by the Company of the transactions contemplated by this Agreement.

     4.3  Stockholder Approval.
          --------------------

          (a) The Company shall use commercially reasonable efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Florida Business Corporation Act. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written proxy or information statement (the "Disclosure Statement") which includes (A) a description of the Merger and this Agreement (including without limitation the provisions relating to the indemnification obligations of the Company Stockholders and the escrow arrangements), (B) all of the information required by Rule 503(b)(2) of Regulation D under the Securities Act and (C) the unanimous recommendation of the Board of Directors of the Company that the Company Stockholders vote in favor of the approval of this Agreement and the Plan of Merger.

          (b) The Buyer and the Company agree to cooperate in the preparation of the Disclosure Statement. The Company agrees not to distribute such Disclosure Statement until it has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement). The Buyer shall ensure that the Disclosure Statement, insofar as it relates to the Buyer, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (c) Each Company Stockholder executing this Agreement agrees to vote all Company Shares beneficially owned by him, her or it, or for which he, she or it has voting authority, in favor of the approval of this Agreement and the Plan of Merger.

     4.4 OPERATION OF BUSINESS. Except as specifically provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current employees and preserve its relationships with customers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer do, or agree to do, any of the following:

          (a) issue, grant or sell, or redeem or repurchase, any Company Shares or any other securities of the Company or any rights, warrants or options to acquire any Company Shares or other such securities (except for the issuance of a total of 625,786 Common Shares to Jay McGinley, Perry Cozzone, Lawson Abinanti and Richard Hu in exchange for their waiver of rights to receive Sinper stock options);

          (b) pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any debt not currently outstanding (including capital leases obligations, but excluding accounts payable incurred in the ordinary course of business); assume, guarantee, endorse or otherwise become liable for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

          (d) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement; or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses to, its employees; or hire or fire any employee;

          (e) acquire, sell, lease, encumber or dispose of any assets, other than purchases and sales of assets in the ordinary course of business;

          (f) pay any obligation or liability other than in the ordinary course of business;

          (g)  sell, assign, transfer or license any Company
Intellectual Property, other than in the ordinary course of business; or

          (h) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Contract.

     4.5 FULL ACCESS. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents and personnel, of or pertaining to the Company. The Buyer acknowledges its confidentiality obligations under Section 3 of the letter agreement between the Buyer and the Company dated August 28, 1996.

     4.6 Notice of Breaches.
         ------------------

          (a) The Company shall promptly deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to the Company.

          (b) The Buyer shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to the Buyer.

          (c) No such disclosure under this Section 4.6 shall be deemed to avoid or cure any such misrepresentation or breach.

     4.7 Exclusivity.
         -----------

          (a) The Company shall not, and the Company shall cause its officers, directors, employees, representatives and agents not to, directly or indirectly,
(i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, sale of securities or other business combination involving the Company or (ii) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer the details of, any inquiries or proposals, which the Company believes to be of a serious nature, of the type described in the preceding sentence.

          (b) Notwithstanding the provisions of this Section 4.7, the Company shall be permitted to notify Hyperion Software Corporation ("Hyperion") of the Merger contemplated by this Agreement in accordance with the requirements of
Section 10
of the Software Development and Licensing Agreement dated November 11, 1995 between the Company and Hyperion (the "Hyperion Agreement"); provided that the Company shall not be permitted to take any actions or engage in any activities with respect to Hyperion (such as engaging in negotiations or providing non-public information), other than the provision of such notice, that would be prohibited by paragraph (a) of this Section 4.7.

     4.8 LISTING OF MERGER SHARES. The Buyer shall list the Merger Shares on the Nasdaq National Market.

     4.9 COMPANY TRANSACTION EXPENSES. The Company agrees that the aggregate amount of the costs and expenses, including without limitation legal fees and expenses and accounting fees and expenses, incurred by the Company prior to the Closing in connection with the transactions contemplated by this Agreement, regardless of whether paid prior to or after the Closing, shall not exceed $75,000.

     4.10 APPLIX STOCK OPTIONS. Effective as of the Closing Date, the Buyer shall grant to each of the employees listed on SCHEDULE 4.10 attached hereto an option under the Buyer's 1996 Sinper Stock Option Plan to purchase the number of shares of Buyer Common Stock set forth opposite such employee's name on such Schedule. Each such stock option (a) shall have an exercise price equal to the last reported sale price of the common stock of the Buyer on the Nasdaq National Market on the business day immediately preceding the Closing Date and (b) shall be upon the terms and conditions set forth in the form of Stock Option Agreement attached hereto as EXHIBIT B (which provides, among other things, that such options shall (i) become exercisable in ten equal semi-annual installments over a five-year period (beginning six months after the Closing Date), subject to acceleration of one year of vesting upon a termination of employment by the Buyer without cause, and (ii) expire ten years after the Closing Date, subject to earlier termination in the event of the termination of the optionholder's employment with the Buyer.

     4.11 BROKER FEE. At or promptly following the Closing, the Buyer shall pay to the Broker the fees and commissions relating to the Merger as described in
Section 2.24 of the Disclosure Schedule, up to a maximum of $230,000. Any fees and commissions or other liabilities to the Broker in excess of $230,000 shall be the responsibility solely of the Company Stockholders.

     4.12 EMPLOYEE SETTLEMENT. As promptly as practical following the date of this Agreement, the Buyer shall negotiate a mutually acceptable settlement with Jay McGinley and Lawson Abinanti involving a cash payment in exchange for their rights to receive any further compensation based upon a percentage of certain

Company revenues. Such cash payments shall be paid directly by the Buyer; provided that the Buyer shall be entitled to recover, promptly following such settlement(s), 50% of such payments (up to a maximum of $200,000) through a disbursement to the Buyer from escrow of a portion of the Escrow Payment.

                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Plan of Merger shall have received the Requisite Stockholder Approval; and

          (b) the right of first refusal of Hyperion with respect to the Merger under Section 10 of the Hyperion Agreement shall have either expired unexercised or been waived in writing.

     5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 5% of the number of Company Shares outstanding immediately prior to the Effective Time;

          (b) no action, suit or proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (c) the Company shall have obtained all of the consents, approvals, authorizations and waivers, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the business, assets, results of operations or future prospects of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (d) the representations and warranties of the Company set forth in
Article II shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);

          (e) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (f) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in Section 5.1 and clauses (a), (b) (insofar as it relates to actions, suits or proceedings pending against the Company or its stockholders), (c), (d) and (e) of this Section 5.2 is satisfied;

          (g) each of the Company Stockholders and the Broker shall have executed and delivered to the Buyer an Investment Representation Letter substantially in the form attached hereto as EXHIBIT C, and the Buyer shall be reasonably satisfied that the offer and issuance of the Merger Shares pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act;

          (h) each of the persons listed on SCHEDULE 5.2 attached hereto shall have executed and delivered to the Buyer an Employment Agreement substantially in the form attached hereto as EXHIBIT D;

          (i) each employee of the Company shall have executed and delivered to the Buyer the Buyer's standard form of employee confidentiality agreement;

          (j) each of Jay McGinley, Perry Cozzone, Lawson Abinanti and Richard Hu shall have delivered to the Company or the Buyer a letter waiving any rights he had to receive an option to purchase any Company Shares;

          (k) the Buyer shall have received from Hannoch Weisman, P.C. an opinion with respect to the matters set forth in EXHIBIT F attached hereto, dated as of the Closing Date; and

          (l) the Buyer shall either (i) have received a release or waiver from Richard Hu and Ron Mattox of their right to receive compensation based upon a percentage of certain Company revenues, or (ii) determined to its satisfaction that the amount which may be owed to such persons is not material.

     5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) no action, suit or proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (b) the representations and warranties of the Buyer set forth in
Article III shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);

          (c) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (d) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) (insofar as it relates to actions, suits or proceedings pending against the Buyer or the Transitory Subsidiary), (b) and (c) of this Section 5.3 is satisfied;

          (e) the Buyer shall have executed and delivered to each of the persons listed on SCHEDULE 5.2 attached hereto an Employment Agreement substantially in the form attached hereto as EXHIBIT D; and

          (f) the Company shall have received from Hale and Dorr an opinion with respect to the matters set forth in EXHIBIT G attached hereto, dated as of the Closing Date.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. The Company Stockholders shall indemnify the Buyer and the Surviving Corporation in respect of, and hold the Buyer and the Surviving Corporation harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Buyer or the Surviving Corporation or any officer or director thereof ("Damages"):

          (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or in the certificate delivered by the Company pursuant to Section 5.2(f);

          (b) resulting from any claim by a stockholder or former stockholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company, or options therefor (other than the right to receive the Merger Shares pursuant to this Agreement or rights as a dissenting stockholder under the Florida Business Corporation Law); (ii) any rights as a stockholder of the Company (other than the right to receive the Merger Shares pursuant to this Agreement or rights as a dissenting stockholder under the Florida Business Corporation Law); or (iii) any claim that his or her shares were wrongfully repurchased by the Company; or

          (c) any failure of the Company Stockholders to pay any amounts owed to the Broker in accordance with Section 4.11.

     6.2 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify the Company Stockholders in respect of, and hold the Company Stockholders harmless against, any and all Damages resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or in the certificate delivered by the Buyer pursuant to Section 5.3(d).

     6.3  Method of Asserting Claims.

          (a) All claims for indemnification by the Buyer or the Surviving Corporation pursuant to this Article VI shall be made in accordance with the provisions of this Section 6.3 and the Escrow Agreement. All claims for indemnification by a Company Stockholder pursuant to this Article VI shall be asserted only by the Indemnification Representative and shall be asserted by the delivery by the Indemnification Representative to the Buyer, prior to the date one year after the Closing Date, of a written notice stating the amount of the claimed Damages and the basis for such claim.

          (b) If a third party (other than the Broker) asserts that the Buyer or the Surviving Corporation is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer or the Surviving Corporation may be entitled to indemnification pursuant to this
Article VI, and the Buyer or the Surviving Corporation reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer or the Surviving Corporation shall be entitled to satisfy such obligation, without prior consent from, but with five days' prior written notice to, the Indemnification Representative, (ii) the Buyer or the Surviving Corporation may make a claim for indemnification pursuant to this Article VI, and (iii) the Buyer or the Surviving Corporation shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnification Representative to dispute such entitlement to indemnification pursuant to this Article VI and the Escrow Agreement).

          (c) A party entitled to indemnification under this Article VI (which, in the case of a claim by the Company Stockholders, shall be deemed, solely for the purposes of this Section 6.3(c), to be the Indemnification Representative) (an "Indemnified Party") shall give prompt written notification to the party from whom indemnification is sought (which, in the case of a claim by the Buyer or the Surviving Corporation, shall be deemed, solely for the purposes of this
Section 6.3(c), to be the Indemnification Representative) (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the

Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article VI. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

     6.4 SURVIVAL. The representations and warranties of the Company and the Buyer in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date one year after the Closing Date and shall not be affected by any examination made for or on behalf of the other Party or the knowledge of any of such other Party's officers, directors, stockholders, employees or agents. If a notice of a claim is properly given before the expiration of such period, then (notwithstanding the expiration of such period) the representation or warranty applicable to such claim shall survive until, but only for the purposes of, the resolution of such claim.

     6.5  Limitations.
          -----------

          (a) Notwithstanding anything to the contrary herein, (i) the Company Stockholders shall have no personal liability for Damages under this Article VI other than their interest in the Escrow Shares and Escrow Payment, and the sole recourse of the Buyer and the Surviving Corporation for claims under this
Article VI shall be to the Escrow Shares and Escrow Payment, (ii) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed $1,000,000, (iii) the Company Stockholders shall be liable under this Article VI for only that portion of the aggregate Damages incurred by the Buyer or the Surviving Corporation that exceeds $75,000 (provided that this limitation shall not apply to claims by the Buyer or the Surviving

Corporation for a breach of Section 4.9), and (iv) the Buyer shall be liable under this Article VI for only that portion of the aggregate Damages incurred by the Company Stockholders that exceeds $75,000. Moreover, notwithstanding anything to the contrary in this Agreement, $150,000 of the Escrow Payment, plus any interest earned thereon under the terms of the Escrow Agreement, shall be available only to satisfy a claim by an Indemnified Party under Section 6.1(c) of this Agreement, and shall not be available to satisfy any other claim by an Indemnified Party under this Agreement.

          (b) The amount of Damages recoverable under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by the Indemnified Party, with respect to the Damages to which such indemnity claim relates, from an insurance company or from an unaffiliated third party that is primarily liable with respect to such claim (a "Collateral Source") and (ii) the amount of any tax savings actually realized by the Indemnified Party (or an affiliated entity), for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment under this Article VI). An Indemnified Party shall not release any Collateral Source from its obligations with respect to, and shall use commercially reasonable efforts to collect, any amounts that are recoverable from a Collateral Source with respect to the Damages to which an indemnity claim relates (it being agreed that such collection efforts shall not be a condition to the successful assertion of an indemnity claim under this Article VI but shall only affect the amount of Damages recoverable). If an Indemnified Party collects any amounts under clause (i) or receives any benefit under clause (ii) with respect to Damages within one year after such Indemnified Party's receipt of an indemnity payment under this Article VI with respect to such Damages, such Indemnified Party shall reimburse the Indemnifying Party or Parties for any amount by which such indemnity payment would have been reduced had such amount been collected or such benefit realized prior to the receipt of such indemnity payment.

          (c) Except with respect to claims based on fraud, the rights of the Buyer, the Surviving Corporation and the Company Stockholders under this Article VI shall be the exclusive remedy of such parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or any other matter covered by this Agreement, and no claims or actions shall be brought with respect thereto except in accordance with this Article VI. To the maximum extent permitted by law, the Buyer, the Transitory Subsidiary, the Company and the Company

Stockholders hereby waive all rights and remedies with respect to any such matter, whether under any laws as presently or hereafter in effect, at common law or otherwise. No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements under this Agreement.

                                   ARTICLE VII

                               REGISTRATION RIGHTS

     7.1 Registration of Shares.
         -----------------------

          (a) Whenever the Buyer proposes to file, on or after the date one year after the Closing Date, a registration statement under the Securities Act for a public offering and sale of Buyer Common Stock by the Buyer (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) (a "Registration Statement"), it shall, prior to such filing, give written notice to all Company Stockholders of its intention to do so and, upon the written request of a Company Stockholder or Company Stockholders, given within 30 days after the Buyer provides such notice (which request shall state the intended method of disposition of such Merger Shares), the Buyer shall use its reasonable best efforts to include in the Registration Statement (for the purpose of registering them under the Securities Act) all Merger Shares which the Buyer has been requested by such Company Stockholder or Company Stockholders to so register; PROVIDED, HOWEVER, that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to this Section 7.1 without obligation to any Company Stockholder.

          (b) The Buyer shall not be required to include any Merger Shares in any Registration Statement involving an underwritten offering by the Buyer unless the holders thereof accept the terms of the underwriting (including without limitation any lock-up agreements prohibiting sales of Buyer Common Stock for a specified time period after the offering) as agreed upon between the Buyer and the underwriters selected by it. If in the opinion of the managing underwriter it is desirable because of marketing factors to limit the number of Merger Shares to be included in the offering, then the Buyer shall be required to include in such registration only that number of Merger Shares, if any, which the managing underwriter believes could be included therein without adversely affecting the marketing of such offering; PROVIDED,

HOWEVER, that in such event, no persons or entities other than the Buyer, the Company Stockholders and other persons or entities holding registration rights shall be permitted to include securities in the offering. If the number of Merger Shares to be included in the offering in accordance with the foregoing sentence is less than the total number Merger Shares requested to be included, then the holders of Merger Shares who have requested registration and other holders of securities entitled to include them in such registration shall participate in the registration pro rata based upon their total ownership of shares of Buyer Common Stock. If any holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata in the manner described in the preceding sentence.

          (c) Any Merger Shares covered by a Registration Statement filed pursuant to this Section 7.1 shall be referred to as the "Registrable Shares"; and the stockholders holding such shares shall be referred to as the "Rightsholders."

          (d) The Buyer agrees that if it grants to any other persons or entities the right to require the Buyer to register, between the dates one year and two years after the Closing Date, any outstanding shares of Buyer Common Stock, it shall simultaneously grant substantially similar rights to the holders of the Merger Shares. The Buyer further agrees that (i) if it grants to any other persons or entities ("Additional Rightsholders") the right to include outstanding shares of Buyer Common Stock in a Registration Statement filed by the Buyer, such rights shall not be superior to or have preference over the rights granted to the Company Stockholders under this Article VII; and (ii) the number of Merger Shares to be included in a registration may not be reduced pursuant to the second sentence of Section 7.1(b) unless and until all shares of Buyer Common Stock held by the Additional Rightsholders have been excluded from such registration pursuant to a similar provision.

     7.2  Registration Procedures.
          -----------------------

          (a) In connection with the filing by the Buyer of a Registration Statement, the Buyer shall furnish to each Rightsholder such number of copies of the prospectus, including each preliminary prospectus, and any amendments thereto, any documents incorporated by reference therein and such other documents as such Rightsholder may reasonably request in order to facilitate the disposition of the Registrable Shares, all in conformity with the requirements of the Securities Act.

          (b) The Buyer shall use its best efforts to register or qualify the Registrable Shares covered by a Registration Statement under the securities laws of each state within the United States; PROVIDED, HOWEVER, that the Buyer shall not be required in connection with this paragraph
(b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

          (c) If the Buyer has delivered preliminary or final prospectuses to the Rightsholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Rightsholders and, if requested by the Buyer, the Rightsholders shall immediately cease making offers or sales of shares under such Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Rightsholders with revised prospectuses and, following receipt of the revised prospectuses, the Rightsholders shall be free to resume making offers and sales under such Registration Statement.

          (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including without limitation all registration and filing fees, printing costs and the fees and expenses of the Buyer's counsel and accountants, but excluding any brokerage fees or underwriting or selling commissions incurred by the Rightsholders in connection with sales under the Registration Statements and excluding the fees and expenses of any counsel retained by the Rightsholders.

     7.3 REQUIREMENTS OF RIGHTSHOLDERS. Each Rightsholder executing this Agreement hereby agrees, and each other Rightsholder shall as a condition to the inclusion of his or her Registrable Shares in a Registration Statement provide to the Buyer a written instrument agreeing, as follows:

          (a) to furnish to the Buyer in writing such information regarding such Rightsholder, the contemplated distribution of the Registrable Shares by such Rightsholder (which may be by whatever lawful method or methods, whether to an underwriter or through brokers or otherwise, as the Rightsholders may choose) and such other information as the Buyer may reasonably request in connection with such Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

          (b) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in such Registration Statement made in reliance upon, or in conformity with, written information furnished by such Rightsholder pursuant to this Section 7.3.

     7.4 INDEMNIFICATION. The Buyer agrees to indemnify and hold harmless each Rightsholder whose Registrable Shares are included in a Registration Statement against any losses, claims, damages, expenses or liabilities to which such Rightsholder may become subject by reason of any untrue statement of a material fact contained in such Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon statements or omissions made in reliance upon, or in conformity with, written information furnished to the Buyer by or on behalf of a Rightsholder for use in the Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this
Section 7.4; provided that the Buyer shall not settle any claim or suit in respect of a Rightsholder without the written consent of such Rightsholder unless such settlement includes an unconditional release of such Rightsholder from all liability in respect of such claim or suit.

     7.5 ASSIGNMENT OF RIGHTS. A Rightsholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his or her Merger Shares to a child or spouse, or trust for their benefit, or to the person to whom such Merger Shares are transferred by the laws of descent and distribution, PROVIDED each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in material breach, and the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty or covenant contained in this Agreement and any such breach by the Company or the Buyer is not remedied within 10 days of delivery of such notice;

          (c) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before November 30, 1996 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

          (d) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before November 30, 1996 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

                                   ARTICLE IX

                                   DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

     Defined Term                               Section
     ------------                               -------

     Applix Stock Value                         1.5(a)
     Additional Rightsholders                   7.1(d)
     Articles of Merger                         1.1
     Buyer                                      Introduction
     Buyer Common Stock                         1.5(a)
     Buyer Reports                              3.5(a)
     Certificates                               1.8
     Closing                                    1.2
     Closing Date                               1.2
     Collateral Source                          6.5(b)
     Common Shares                              1.5(a)
     Company                                    Introduction
     Company Intellectual Property              2.6(a)
     Company Shares                             1.5(a)
     Company Stockholders                       1.3
     Contract                                   2.12(a)

     Damages                                    6.1
     Disclosure Schedule                        Article II
     Disclosure Statement                       4.3(a)
     Dissenting Shares                          1.6(a)
     Effective Time                             1.1
     Escrow Agent                               1.3
     Escrow Agreement                           1.3
     Escrow Payment                             1.5(b)
     Escrow Shares                              1.5(b)
     Exchange Act                               3.5(a)
     GAAP                                       2.5(a)
     Hyperion                                   4.7(b)
     Hyperion Agreement                         4.7(b)
     Indemnification Representative             1.3
     Indemnified Party                          6.3(c)
     Indemnifying Party                         6.3(c)
     Initial Payment                            1.5(b)
     Initial Shares                             1.5(b)
     Intellectual Property                      2.6(a)
     Merger                                     1.1
     Merger Payment                             1.5(a)
     Merger Shares                              1.5(a)
     Parties                                    Introduction
     Preferred Shares                           1.5(a)
     Registrable Shares                         7.1(c)
     Registration Statement                     7.1(a)
     Requisite Stockholder Approval             2.3(a)
     Rightsholders                              7.1(c)
     SEC                                        3.5(a)
     Securities Act                             2.2
     Security Interest                          2.4(a)
     Software                                   2.6(e)
     Surviving Corporation                      1.1
     Taxes                                      2.15
     Transitory Subsidiary                      Introduction


                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 PRESS RELEASES AND ANNOUNCEMENTS. Neither Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that the Buyer may publicly announce the execution of this Agreement and may make any other public disclosure it believes in good faith is required by applicable federal securities laws or stock market rules (in which case the Buyer shall advise the Company of the proposed disclosure prior to making the disclosure).

     10.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     10.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof (excluding Section 3 of the letter agreement between the Buyer and the Company dated August 28, 1996, which shall remain in effect).

     10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:            With a Copy to:
     ------------------            ---------------

     Sinper Corporation            Hannoch Weisman, P.C.
     513 Warrenville Road          4 Becker Farm Road
     Warren, NJ  07059             Roseland, NJ 07068
     Attn:  President              Attn: Ira B. Marcus, Esq.

     If to the Buyer or the
     Transitory Subsidiary:        with a Copy to:
     ----------------------        ---------------

     Applix, Inc.                  Hale and Dorr
     112 Turnpike Road             60 State Street
     Westboro, MA  01581-2831      Boston, MA  02109
     Attn:  Treasurer              Attn:  Patrick J. Rondeau, Esq.


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts; notwithstanding the foregoing, the implementation and effect of the Merger shall be governed by the laws of the State of Florida.

     10.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              APPLIX, INC.

                              By: /s/ Patrick J. Scannell, Jr.
                                 --------------------------------
                                 Patrick J. Scannell, Jr.
                                 Vice President, Finance &
                                 Administration and Treasurer


                              APPLIX ACQUISITION CORP.


                              By: /s/ Patrick J. Scannell, Jr.
                                 --------------------------------
                                 Patrick J. Scannell, Jr.
                                 Treasurer


                              SINPER CORPORATION


                              By: /s/ M. Perez
                                 --------------------------------

                              Title: Chairman
                                    -----------------------------



     The undersigned stockholder of the Company hereby agrees to all of the terms of this Agreement covering the Company Stockholders, including without limitation the terms of Section 1.7, Section 4.3(c), Article VI and Article VII, and to execute and deliver at the Closing the agreements and instruments (if any) to be executed and delivered by them pursuant to Section 5.2.




                              /s/ M. Perez
                              -----------------------------------
                              MANUEL PEREZ